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                                                                    Exhibit 4(G)

                             SUB-ADVISORY AGREEMENT

                        CHAPMAN CAPITAL MANAGEMENT, INC.
                          World Trade Center-Baltimore
                                   28th Floor
                              401 East Pratt Street
                            Baltimore, Maryland 21202


Ladies and Gentlemen:

                  This will confirm the agreement between CHAPMAN CAPITAL MANAGEMENT, INC. (the "Investment Adviser") and you as follows:

                  1. GENERAL. The Chapman Funds, Inc., a Maryland corporation (the "Corporation") is an open-end management investment company which has multiple investment portfolios including, the DEM Multi-Manager Equity Fund (the "Fund"). The Corporation proposes to engage in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objectives, policies and limitations specified in the Corporation's Prospectus and Statement of Additional Information (the "Prospectus") included in the Corporation's Registration Statement pertaining to the Fund, as amended and/or supplemented from time to time (the "Registration Statement"), filed under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the Prospectus have been furnished to you. Any amendments to the Prospectus shall be furnished to you promptly.

                  2. SUB-ADVISORY SERVICES. Subject to the supervision and approval of the Corporation's Board of Directors and the Investment Adviser you will provide investment management of that portion of the Fund's portfolio allocated to you by the Investment Adviser in accordance with the Fund's investment objectives, policies and limitations as stated in the Prospectus as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. You will place orders for the purchase and sale of portfolio securities and will solicit brokers to execute transactions, including The Chapman Co. or a broker that may be affiliated with you or another sub-adviser of the Fund, in accordance with the policies and restrictions regarding brokerage allocations of the Fund and the Corporation. You will furnish to the Corporation and/or the Investment Adviser such statistical information with respect to the investments which the Fund may hold or contemplate purchasing as the Corporation or the Investment Adviser may reasonably request. You acknowledge that this agreement does not require


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the Corporation or the Investment Adviser to allocate any specific percentage of the Fund's assets to you at any time or for any specific period. You further acknowledge that the Corporation or the Investment Adviser may at any time or from time to time allocate you no assets at all.

                  3. ASSISTANCE. You may employ or contract with other persons to assist you in the performance of this Agreement. The fees or other compensation of such persons shall be paid by you and no obligation may be incurred on behalf of the Corporation or the Investment Adviser to any such person.

                  4. RECORD KEEPING AND OTHER INFORMATION. You will create and maintain all records required of you pursuant to your duties hereunder in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All such records will be the property of the Corporation and will be available upon request of the Corporation for inspection, copying and use by the Corporation and will be surrendered to the Corporation upon demand of the Corporation. Where applicable, such records will be maintained by you for the periods and in the places required by Rule 31a-2 under the 1940 Act. Upon termination of this Agreement, you will promptly surrender all such records to the Corporation or such person as the Corporation may designate.

                  5. FEES. In consideration of the sub-advisory services rendered pursuant to this Agreement, the Investment Adviser will pay you on the
first business day of each month a fee at the annual rate of [    ]* of the
value of that portion of the Fund's average weekly net assets that is allocated to you by the Investment Adviser during the preceding month. Net asset value shall be computed in the manner, on such days and at such time or times as described in the Prospectus from time to time. The fee for the period from the date of the allocation of a portion of the Fund's portfolio to you to the end of the first month thereafter shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement or if your allocation of the Fund's portfolio is reduced to nothing before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period.

                  6. EXPENSES:

                  You will bear all expenses in connection with the performance of your services under this Agreement.

                  7. LIABILITY. You shall exercise your best judgment in rendering the services to be provided to the Fund. The Investment Adviser agrees as an inducement to you and to others who may assist you in providing services to the Fund that you and such other persons shall not be liable for any error of judgment or mistake of law or for any

* Fee information redacted pursuant to Order under Section 6(c) of the Investment Company Act, Rule 18f-2 under the Act, and certain disclosure requirements, Investment Company Act Release No. 42002, September 8, 1999

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loss suffered by the Investment Adviser, the Fund or the Corporation, and the
Investment Adviser agrees to indemnify and hold harmless you and such other persons against and from any claims, liabilities, actions, suits, proceedings, judgments or damages (and expenses incurred in connection therewith, including the reasonable cost of investigating or defending same, including, but not limited to attorneys' fees) arising out of any such error of judgment or mistake of law or loss; provided, however, that the Investment Adviser's obligation with respect to such claims, liabilities, actions, suits, proceedings, judgments or damages (and expenses incurred in connection therewith, including the reasonable cost of investigating or defending same, including, but not limited to attorneys' fees) arising out of any such error of judgment or mistake of law or loss shall be limited to the amount of "assets belonging to" (as such expression is defined in the Corporation's charter) the Fund and further provided that nothing herein shall be deemed to protect or purport to protect you or any other such person against any liability to the Corporation, its security holders or the Investment Adviser to which you or they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of the obligations and duties hereunder.

                  8. OTHER ACCOUNTS. The Corporation and the Investment Adviser understand that you and other persons with whom you contract to provide the services hereunder may from time to time act as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Corporation and the Investment Adviser have no objection to your or their so acting. When purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you or such other persons which have available funds for investment, the available securities will be allocated in a manner believed by you and such other persons to be equitable to the Fund and any other account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

                  In addition, it is understood that you and the persons with whom you contract to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your or their right to engage in and devote time and attention to similar or other businesses.

                  9. TERM. This Agreement shall continue until December 29, 1999 and thereafter shall continue automatically for successive annual periods ending on the anniversary of such date, provided such continuance is specifically approved at least annually by the Corporation's Board of Directors or a vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, provided that in either event its continuance also is approved by a majority of the Corporation's Directors who are not "interested persons"


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(as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Investment Adviser, by you, by the Corporation's Board of Directors or by vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). This Agreement will terminate immediately and automatically in the event of the termination of the Investment Advisory and Administrative Services Agreement between the Investment Adviser and the Corporation, on behalf of the Fund.

                  If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                             Very truly yours,

                                       CHAPMAN CAPITAL MANAGEMENT, INC.


                                       By:
                                          ----------------------------
                                          Name: Nathan A. Chapman, Jr.
                                          Title: President


Accepted:



By:
   -----------------------------
       Name:
       Title:



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                                   APPENDIX 1

------------------------------------------------------- -----------------------------------------------------
Name and Address of Sub-Advisor                         Date of Agreement

------------------------------------------------------- -----------------------------------------------------

Charter Financial Group, Inc.                           March 31, 1999
1401 I Street, NW, Suite 505
Washington, DC 20005

------------------------------------------------------- -----------------------------------------------------
CIC Asset Management, Inc.                              March 31, 1999
633 W. 5th Street, Suite 1180
Los Angeles, CA 90071

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Diaz-Verson Capital Investments, Inc.                   March 31, 1999
1200 Brookstone Centre Parkway
Suite105
Columbus, GA 31909

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EverGreen Capital Management, Inc.                      March 31, 1999
10707 Pacific Street, Suite 201
Omaha, NE 68114

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GLOBALT, Inc.                                           March 31, 1999
3060 Peachtree Road, NW
One Buckhead Plaza, Suite 225
Atlanta, GA 30305

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John Hsu Capital Group, Inc.                            March 31, 1999
767 Third Avenue, 18th Floor
New York,  NY 10017

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The Kenwood Group, Inc.                                 March 31, 1999
10 South LaSalle Street, Suite 3610
Chicago, IL 60610

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Union Heritage Capital Management, Inc.                 March 31, 1999
1642 First National Building
Detroit, MI 48226

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Valenzuela Capital Partners LLC                         March 31, 1999
1270 Avenue of the Americas, Suite 508
New York,  N.Y. 10020

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Zevenbergen Capital, Inc.                               March 31, 1999
601 Union Street, Suite 2434
Seattle, WA 98101
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